Exhibit 99.1

NEWS RELEASE
	Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS THIRD QUARTER 2016 RESULTS

THE WOODLANDS, TX – OCTOBER 27, 2016 – Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2016. Total revenues for the third quarter of 2016 were $104.6 million compared to $115.3 million in the second quarter of 2016 and $154.2 million in the third quarter of 2015. Net loss for the third quarter of 2016 was $13.5 million, or $0.16 per share, compared to a net loss of $13.9 million, or $0.17 per share, in the second quarter of 2016, and a net loss of $4.5 million, or $0.05 per share, in the third quarter of 2015. Third quarter 2016 results included the impact of the following:

•
$2.6 million of pre-tax charges ($2.5 million after-tax) in the Fluids Systems segment associated with asset demobilization and wind-down of our operations in Uruguay, following the customer decision to discontinue offshore exploration efforts in the country.

•
$0.7 million of pre-tax charges ($0.4 million after-tax) in the Mats and Integrated Services segment resulting from our decision to recondition certain customer mats that were produced in 2015, as part of our initial start-up of the new manufacturing line.

Combined, the above items resulted in a $3.3 million increase to pre-tax loss ($2.9 million, after taxes).
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “While market conditions remain challenging in most areas, we’re encouraged by the early signs of recovery in North America, where we’ve seen our customer activity steadily improving over the past four months. Revenues in our North American fluids business improved by 22% sequentially to $40 million in the third quarter, benefiting from the improving rig count, as well as revenues from product sales into the deepwater Gulf of Mexico. As anticipated, international fluids revenues declined sequentially, driven primarily by the impact of the ultra-deepwater exploratory well in Uruguay, which was successfully completed in the second quarter. Our EMEA region, which has been the most resilient through the current cycle, contributed $40 million of revenues, benefiting from the continued strong activity levels in Algeria and Kuwait.
“In the mats segment, revenues declined by 19% sequentially, primarily due to the anticipated decline in mat sales. Rental and service revenues also declined modestly from the prior quarter, largely reflecting seasonal impacts in the electrical transmission and distribution segment, as infrastructure maintenance programs were delayed during periods of extreme summer heat.
“Meanwhile, our balance sheet position remains strong, as we ended the third quarter with a cash balance of $92 million,” added Howes. “Working capital reductions provided $14 million of cash in the third quarter, while we continue to fund our strategic investments, including the expansion of our Gulf of Mexico Deepwater shorebase facility. We also used $4 million during the quarter to fund the acquisition of a specialty chemicals provider in North America, which further expands our fluids technology portfolio and capabilities, as we continue the development of next-generation fluids systems.”

Segment Results
The Fluids Systems segment generated revenues of $89.1 million in the third quarter of 2016 compared to $96.2 million in the second quarter of 2016 and $138.8 million in the third quarter of 2015. Segment operating loss was $9.0 million in the third quarter of 2016, compared to a $11.9 million loss in the second quarter of 2016 and a $1.2 million loss in the third quarter of 2015. Segment results for the third quarter of 2016 included $2.6 million of costs associated with the demobilization of activities following completion of the Uruguay project.
The Mats and Integrated Services segment generated revenues of $15.5 million in the third quarter of 2016 compared to $19.2 million in the second quarter of 2016 and $15.4 million in the third quarter of 2015. Segment operating income was $0.9 million in the third quarter of 2016, which included $0.7 million of costs related to the reconditioning of customer mats, compared to operating income of $4.0 million in the second quarter of 2016, and a $0.1 million loss in the third quarter of 2015. Segment operating income in 2016 is benefiting from a reduction in depreciation expense associated with our mat rental fleet, reflecting increases in estimated useful lives and residual values. This change in estimate reduced depreciation expense by $1.5 million in both the third quarter and second quarter of 2016.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss third quarter 2016 results, which will be broadcast live over the Internet, on Friday, October 28, 2016 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 11, 2016 and may be accessed by dialing (201) 612-7415 and using pass code 13646164#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2015, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, the cost and continued availability of borrowed funds including noncompliance with debt covenants, our international operations, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations of insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, our exposure to cybersecurity breaches or business system disruptions, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues	$104,554	$115,315	$154,170	$334,413	$526,278
Cost of revenues	99,293	102,803	138,283	313,669	457,072
Selling, general and administrative expenses	21,736	21,435	25,859	66,663	75,800
Other operating income, net	(1,420)	(713)	(709)	(3,829)	(1,777)
Impairments and other charges	—	6,925	—	6,925	—
Operating loss	(15,055)	(15,135)	(9,263)	(49,015)	(4,817)

Foreign currency exchange (gain) loss	761	(746)	3,236	(440)	4,390
Interest expense, net	2,127	3,022	2,129	7,230	6,608
Gain on extinguishment of debt	—	—	—	(1,894)	—
Loss from operations before income taxes	(17,943)	(17,411)	(14,628)	(53,911)	(15,815)

Benefit for income taxes	(4,492)	(3,507)	(10,157)	(13,256)	(8,083)
Net loss	$(13,451)	$(13,904)	$(4,471)	$(40,655)	$(7,732)

Calculation of EPS:
Net loss - basic	$(13,451)	$(13,904)	$(4,471)	$(40,655)	$(7,732)
Assumed conversions of Senior Notes	—	—	—	—	—
Adjusted net loss - diluted	$(13,451)	$(13,904)	$(4,471)	$(40,655)	$(7,732)

Weighted-average common shares outstanding - basic	83,998	83,457	82,990	83,573	82,606
Dilutive effect of stock options and restricted stock awards	—	—	—	—	—
Dilutive effect of Senior Notes	—	—	—	—	—
Weighted-average common shares outstanding - diluted	83,998	83,457	82,990	83,573	82,606

Loss per common share - basic	$(0.16)	$(0.17)	$(0.05)	$(0.49)	$(0.09)
Loss per common share - diluted	$(0.16)	$(0.17)	$(0.05)	$(0.49)	$(0.09)

Note: For all periods presented, we excluded all potentially dilutive stock options and restricted stock as well as the assumed conversion of the Senior Notes in calculating diluted earnings per share as the effect was anti-dilutive due to the net losses incurred for these periods.

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	September 30, 2016	June 30, 2016	September 30, 2015
Revenues
Fluids systems	$89,097	$96,153	$138,765
Mats and integrated services	15,457	19,162	15,405
Total revenues	$104,554	$115,315	$154,170

Operating income (loss)
Fluids systems	$(8,995)	$(11,924)	$(1,246)
Mats and integrated services	882	3,989	(128)
Corporate office	(6,942)	(7,200)	(7,889)
Operating loss	$(15,055)	$(15,135)	$(9,263)

Segment operating margin
Fluids systems	(10.1)%	(12.4)%	(0.9)%
Mats and integrated services	5.7%	20.8%	(0.8)%

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$91,864	$107,138
Receivables, net	169,839	206,364
Inventories	138,747	163,657
Prepaid expenses and other current assets	30,358	29,219
Total current assets	430,808	506,378

Property, plant and equipment, net	308,820	307,632
Goodwill	20,216	19,009
Other intangible assets, net	6,938	11,051
Deferred tax assets	5,661	1,821
Other assets	4,000	3,002
Total assets	$776,443	$848,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$8,900	$7,382
Accounts payable	46,098	72,211
Accrued liabilities	37,231	45,835
Total current liabilities	92,229	125,428

Long-term debt, less current portion	160,631	171,211
Deferred tax liabilities	27,290	26,368
Other noncurrent liabilities	6,827	5,627
Total liabilities	286,977	328,634

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,809,902 and 99,377,391 shares issued, respectively	998	994
Paid-in capital	540,415	533,746
Accumulated other comprehensive loss	(55,782)	(58,276)
Retained earnings	129,931	171,788
Treasury stock, at cost; 15,161,747 and 15,302,345 shares, respectively	(126,096)	(127,993)
Total stockholders’ equity	489,466	520,259
Total liabilities and stockholders' equity	$776,443	$848,893

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2016	2015
Cash flows from operating activities:
Net loss	$(40,655)	$(7,732)
Adjustments to reconcile net loss to net cash provided by operations:
Impairments and other non-cash charges	9,493	—
Depreciation and amortization	28,421	32,668
Stock-based compensation expense	8,865	10,514
Provision for deferred income taxes	(3,205)	(12,240)
Net provision for doubtful accounts	2,032	1,176
Gain on sale of assets	(2,331)	(940)
Gain on extinguishment of debt	(1,894)	—
Change in assets and liabilities:
Decrease in receivables	31,360	120,848
Decrease in inventories	25,368	11,190
Decrease (increase) in other assets	582	(2,384)
Decrease in accounts payable	(24,241)	(38,772)
Decrease in accrued liabilities and other	(3,860)	(7,161)
Net cash provided by operating activities	29,935	107,167

Cash flows from investing activities:
Capital expenditures	(33,390)	(51,375)
Business acquisitions, net of cash acquired	(3,761)	—
Increase in restricted cash	(578)	(15,500)
Proceeds from sale of property, plant and equipment	3,317	1,864
Net cash used in investing activities	(34,412)	(65,011)

Cash flows from financing activities:
Borrowings on lines of credit	6,056	7,178
Payments on lines of credit	(7,210)	(9,928)
Purchase of senior notes	(9,206)	—
Debt issuance costs	(2,143)	(1,763)
Other financing activities	1,452	(1,695)
Proceeds from employee stock plans	508	469
Purchases of treasury stock	(1,236)	(1,771)
Net cash used in financing activities	(11,779)	(7,510)

Effect of exchange rate changes on cash	982	(5,848)

Net increase (decrease) in cash and cash equivalents	(15,274)	28,798
Cash and cash equivalents at beginning of year	107,138	85,052
Cash and cash equivalents at end of period	$91,864	$113,850

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